As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES

Securities and exchange commission

washington, d.c. 20549

FORM S-8

registration statement

Under

the securities act of 1933

ULTRALIFE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-1387013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York 14513

(Address of Principal Executive Offices) (Zip Code)

Ultralife Corporation 2014 Long-Term Incentive Plan

(Full title of the plan)

Michael D. Popielec

President and Chief Executive Officer

Ultralife Corporation

2000 Technology Parkway

Newark, New York 14513

(315) 332-7100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Michael E. Storck, Esq.

Lippes Mathias Wexler Friedman LLP

665 Main St., Suite 300

Buffalo, New York 14203

(716) 853-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☒ Smaller reporting company

(Do not check if a Smaller Reporting Company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.10 par value per share	1,683,782(2)	$3.80(3)	$6,398,372	$743.49

(1)	This Registration Statement registers 1,683,782 shares of the Registrant’s common stock, $.10 par value (the “Common Stock ”), under the Registrant’s 2014 Long-Term Incentive Plan (the “ Plan ”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the “ Securities Act ”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions in accordance with anti-dilution provisions of the Plan.

(2) Under the Plan, a total of 1,750,000 shares were authorized to be issued. A total of 66,218 unregistered shares have previously been issued under the Plan as compensation for non-employee directors of the Registrant or reserved for issuance under awards of restricted stock units made to certain employees of the Registrant, and these shares are not being registered on this Form S-8.

(3) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price has been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on March 23, 2015, and is estimated solely for the purpose of calculating the registration fee.

 PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 11, 2015;

(ii) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2015 and March 16, 2015;

(iii) The description of the Registrant’s Common Stock, $.10 par value, contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 33-54470), filed with the Commission on December 23, 1992; and

(iv) The Registrant’s 2014 Definitive Proxy Statement, filed with the Commission on April 21, 2014.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any Exhibit thereto, was or is furnished to rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

 Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

The Company’s Restated Certificate of Incorporation includes a provision by which the Company will indemnify to the fullest extent permitted by the GCL any director of the Company who is a party to any proceeding by reason of the fact that such person is a director or served as a director of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company. The Company’s board of directors is permitted under the Restated Certificate of Incorporation to contract in advance to indemnify any director.

Our Restated Certificate of Incorporation provides that to the full extent the GCL permits the limitation or elimination of the liability of directors or officers, a director of the Company shall not be liable to the Company or its stockholders for monetary damages. Section 102(b)(7) of the GCL provides that a corporation may eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any reason or omission occurring prior to the date when such provision becomes effective.

In addition, we have purchased insurance policies which provide coverage for our directors and officers in certain situations where we cannot directly indemnify such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
*5.1	Opinion of Lippes Mathias Wexler Friedman LLP
10.1	Ultralife Corporation 2014 Long-Term Incentive Plan, incorporated herein by reference to Appendix A to our 2014 Definitive Proxy Statement.
*23.1	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)
*23.2	Consent of Bonadio & Co., LLP

*	Exhibits filed with this registration statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Newark, State of New York, on March 26, 2015.

ULTRALIFE CORPORATION

/s/ Michael D. Popielec
Michael D. Popielec President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael D. Popielec	Director, President and Chief Executive Officer	March 26, 2015
Michael D. Popielec	(Principal Executive Officer)

/s/ Philip A. Fain	Chief Financial Officer and Treasurer	March 26, 2015
Philip A. Fain	(Principal Financial and Accounting Officer)

/s/ Steven M. Anderson	Director	March 26, 2015
Steven M. Anderson

/s/ Thomas L. Saeli	Director	March 26, 2015
Thomas L. Saeli

/s/ Robert W. Shaw II	Director	March 26, 2015
Robert W. Shaw II

/s/ Ranjit C. Singh	Director	March 26, 2015
Ranjit C. Singh

/s/ Bradford T. Whitmore	Director	March 26, 2015
Bradford T. Whitmore

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
5.1	Opinion of Lippes Mathias Wexler Friedman LLP
23.1	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)
23.2	Consent of Bonadio & Co., LLP